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                                                                    EXHIBIT 99.1
                                  NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE
                                                            CONTACT:
                                                            CHRISTINE C. SCHMITT
                                                         CHIEF FINANCIAL OFFICER
                                                                  (248) 377-8523
                                                              LYNN M. KALINOWSKI
                                                        EXECUTIVE VICE PRESIDENT
                                                                  (248) 377-8542
             MEEMIC ANNOUNCES RESIGNATION OF CHIEF EXECUTIVE OFFICER


         AUBURN HILLS, MICH., JULY 2, 2001 - MEEMIC HOLDINGS, INC. (NASDAQ:
MEMH) - announced today that President and Chief Executive Officer R. Kevin Clinton and Chief Operating Officer Annette E. Flood have left the company to pursue other interests.

         MEEMIC's Chairman, Victor T. Adamo will serve as interim President and Chief Executive Officer until a replacement is found. "We are moving quickly to appoint a permanent President for MEEMIC. We are fortunate that the organization is clearly focused on its goals, and will function well in the interim," said Mr. Adamo.

         MEEMIC will incur a charge to its second quarter earnings in connection with the severance packages associated with Mr. Clinton and Ms. Flood. The exact amount of the charge has not been finalized, but could be as much as $2.8 million, pre tax.

         ProAssurance Corporation (NYSE: PRA), recently became the majority owner of MEEMIC Holdings due to its recently completed consolidation with Professionals Group, Inc., the previous majority owner. This severance charge will be treated as a pre-merger expense and thus, will not impact ProAssurance's earnings.

         Certain statements made in this release may constitute forward-looking statements as that term is defined in the federal securities laws. These forward-looking statements involve risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the following: an increase in the frequency and severity of claims; uncertainties inherent in reserve estimates; the occurrence of catastrophic events; a change in the demand for, pricing of, or supply of reinsurance or insurance; changing and implementing new salesforce contracts; increased competitive pressure; changing rates of inflation; a deterioration in general economic conditions; and other risks and uncertainties listed or discussed in the Company's annual and quarterly reports filed with the Securities and Exchange Commission.

Corporate Profile:
         MEEMIC Holdings provides personal auto, homeowners, boat and umbrella coverages primarily for educational employees and their families through its wholly-owned subsidiary, MEEMIC Insurance Company. MEEMIC Insurance Company is rated A- (Excellent) by A.M. Best.

Press Release Fax Service:
         This news release and other MEEMIC Holdings releases are available at no charge through MEEMIC's website (www.meemic.com) and PR Newswire's Company News on-Call fax service, 800-758-5804, extension 143811.

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